Ex-99.3 a)
March 30, 1999

Real Estate Loan Service Center

Structured Asset Securities Corporation
C/O Norwest Bank of Minnesota N.A.
MSD SASCO98-1
11000 Broken Land Parkway
Columbia, MD 21044

Dear D. Woodus,

RE: Servicing Agreement Compliance and Annual Officer Certification Investor Numbers: S61

PLEASE BE ADVISED THAT PURSUANT TO OUR SERVICING DEPARTMENT CONCURRENCE, THE FOLLOWING AREAS HAVE BEEN CERTIFIED FOR THE CALENDAR YEAR OF 1998:

* All taxes, ground rents, and special assessments that may become a lien upon the property and which became due in the last calendar year has been paid. This also includes verifications of payment with taxing authorities for non-impound accounts.

* All insurance premiums for flood or other casualty insurance; and FHA premiums or Private Mortgage Insurance premiums on conventional loans have been paid, and all policies as required are in full force.

* Inspections have been made monthly on all delinquent, foreclosed or otherwise vacant properties, and any other property we have reason to believe requires an inspection.

* Analysis has been made to ensure sufficient monies are being collected in escrow for the current year.

* All information returns have been provided to the Internal Revenue Service as required on activity relating to Mortgage's serviced during the last calendar year.

* A "Year 2000" plan has been adopted to meet the business-wide risks posed by the millennium date change.

* All interest and/or monthly payment adjustments for ARMS and GPM loans have been made in accordance with the mortgage terms. Timely and proper notice of such changes was provided to the mortgagors.


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*    Blanket Bond and Errors & Omission policies are in full force, a copy is attached for your records. Please note the policies have been combine and have one renewal date of September 2001.

Enclosed please find the uniform single audit letter prepared by our external auditors Ernst & Young along with our corporate annual financial report.

ANNUAL OFFICER CERTIFICATION

To the best of my knowledge and upon reasonable investigation, the servicing of the Mortgage Loans during the preceding year has been conducted in compliance with all other provisions of the Servicing Agreement(s). Any exceptions to this certification will be on an attachment along with explanations concerning their completion. If no attachment is sent, it should be considered that there are no exceptions.

BY:
/s/ Sheryl Franke, Vice President

Ex-99.3 b)
April 29, 1999



Todd Emerick
Norwest Bank Minnesota
11000 Brokenland Parkway
Columbia, MD 21044

RE:      Officer's Certificate
         Structured Asset Mortgage Investments Inc. 1998-9

Dear Trustee:

The undersigned officer certifies the following for the 1998 calendar year.

(a) I have reviewed the activities and performances of the Servicer during the preceding calendar year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank, NA;

(b) I have confirmed that the Servicer is currently an approved FNMA or FHLMC Servicer in good standing;


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(c) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance
Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

(d) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

(e) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Norwest Bank, NA;

(f) All Custodial Accounts have been reconciled and are properly funded; and

(g) All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by:



/s/ Marc Hinkle
---------------
Officer


Director
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Title


4/29/99
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Date